Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

These Amended and Restated of Articles of Incorporation shall supersede and replace the heretofore existing Articles of Incorporation, including amendments thereto, of Schneider National, Inc., a Wisconsin corporation organized under Chapter 180 of the Wisconsin Statutes (the “Wisconsin Business Corporation Law”), and any successor provisions thereto.

ARTICLE I

The name of the corporation is Schneider National, Inc. (the “Corporation”).

ARTICLE II

The period of existence of the Corporation shall be perpetual.

ARTICLE III

The purposes for which the Corporation is formed are to engage in any lawful activity within the purposes of which corporations may be organized under the Wisconsin Business Corporation Law and any successor provisions thereto.

ARTICLE IV

The aggregate number of shares which the Corporation shall have the authority to issue is 600,000,000, which shall be divided into classes. The designation of each class of shares, the par value thereof per share and the authorized number of shares of each class shall be as follows:

Designation of Class	Par Value Per Share	Authorized Number of Shares
Class A Common Stock	None	250,000,000
Class B Common Stock	None	750,000,000
Preferred Stock	None	50,000,000

The Class A Common Stock and the Class B Common Stock are hereinafter sometimes referred to collectively as the “Common Stock.” Any and all such shares of Common Stock and Preferred Stock may be issued for such consideration as shall be fixed from time to time by the board of directors. Any and all such shares so issued, the full consideration for which has been paid, shall be deemed fully paid stock and shall not be liable for any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments except as otherwise provided by applicable law of the State of Wisconsin. These Amended and Restated Articles of Incorporation may be amended to increase the aggregate number of authorized shares of a class of Common Stock or a class of Preferred Stock without the approval of such class as a separate voting group. The preferences, limitations and relative rights of each class shall be as follows:

A.	Common Stock

Except as otherwise provided in these Amended and Restated Articles of Incorporation or required by applicable law, the preferences, limitations and relative rights of Class A Common Stock and Class B Common Stock shall be identical.

(1)	Definitions. As used in this Article IV, the following terms shall have the following meanings:

(a)	“Qualified Class A Shareholder” means the Schneider National, Inc. Voting Trust created under the 1995 Schneider National, Inc. Voting Trust Agreement and Voting Agreement made and entered into as of October 1, 1995, as amended as of November 9, 2004 and as further amended from time to time (the “Voting Trust Agreement”).

(b)	“Transfer” of a share of Class A Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation, withdrawal, distribution or other transfer or disposition of such share, whether or not for value and whether voluntary or involuntary or by operation of law in exchange for a Trust Certificate (as defined in the Voting Trust Agreement) representing such share.

(2)	Voting. Voting power shall be divided between the Class A Common Stock and Class B Common Stock as follows:

(a)	Except as provided in these Amended and Restated Articles of Incorporation or as required by applicable law, the holders of Class A Common Stock and holders of Class B Common Stock shall in all matters submitted to a vote or for the consent of shareholders of the Corporation vote together as a single voting group (including the election of directors) subject to any voting rights that may be granted to holders of Preferred Stock, provided that each holder of Class A Common Stock shall have the right to ten (10) votes per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to one (1) vote per share of Class B Common Stock held of record by such holder.

(b)	Notwithstanding anything in Article IV, Section A(2) to the contrary but subject to voting rights that may be granted to holders of Preferred Stock, the holders of any class of Common Stock shall have exclusive voting powers on all matters submitted to a vote or for the consent of shareholders of the Corporation at any time when no other classes of Common Stock are issued and outstanding.

(c)	Any action required or permitted by the Wisconsin Business Corporation Law to be taken at a shareholders meeting may be taken without a meeting if a written consent setting forth the action so taken shall be signed by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

(3)	Conversion

(a)	Automatic Conversion. Each one share of Class A Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class B Common Stock upon the occurrence of a Transfer of such share by the Qualified Class A Shareholder (a “Conversion Event”).

Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class A Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class B Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class A Common Stock have been converted into shares of Class B Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class A Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class B Common Stock into which such holder’s shares of Class A Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class A Common Stock that is converted pursuant to this Article IV, Section A(3)(a) shall thereupon be retired by the Corporation and shall not be available for reissuance.

(b)

Conversion Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of these Amended and Restated Articles of Incorporation, relating to the conversion of the Class A Common Stock into Class B Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class A Common Stock into Class B Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class A Common Stock to Class B Common

Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class A Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class B Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of shareholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the shareholders entitled to vote in person or by proxy at any meeting of shareholders or in connection with any such written consent and the class or classes or series of shares held by each such shareholder and the number of shares of each class or classes or series held by such shareholder.

(c)	Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock, such number of shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock into shares of Class B Common Stock.

(4)	Distributions. Subject to the right of the holders of any series of Preferred Stock and to any other provisions of these Amended and Restated Articles of Incorporation, the holders of Common Stock shall be entitled to receive such distributions as may be authorized from time to time by the board of directors, in its discretion, out of any funds of the Corporation at the time legally available for making distributions on Common Stock. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any such distributions. Notwithstanding the foregoing, a disparate or different distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such distribution payable per share, the form in which such distribution is payable, the timing of the payment, or otherwise) may be made if such disparate or different distribution is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate voting group.

(5)

Liquidation. To the fullest extent permitted by law, in the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to holders of Preferred Stock, all assets and funds of the Corporation that remain legally available for distribution to shareholders by reason of their ownership of stock of the Corporation shall be distributed ratably among the holders of Common Stock. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any such distributions. Notwithstanding the foregoing, a disparate or different distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such distribution payable per share, the form in which such distribution is payable, the timing of the payment, or otherwise) may be made if such disparate or different distribution is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate voting group.

(6)	Subdivision or Combination. Shares of Class A Common Stock or Class B Common Stock may not be subdivided or combined unless the shares of the other class are concurrently therewith proportionately subdivided or combined in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision or combination; provided, however, that shares of one such class may be subdivided or combined in a different or disproportionate manner if such subdivision or combination is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate voting group.

(7)	Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (a) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class A Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class B Common Stock, or (b) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate voting group.

B.	Preferred Stock

In accordance with the provisions of the Wisconsin Business Corporation Law, the board of directors may determine the preferences, limitations and relative rights of (1) any Preferred Stock before the issuance of any shares of Preferred Stock, and (2) one or more series of Preferred Stock, and designate the number of shares within that series, before the issuance of any shares of that series.

ARTICLE V

The number of directors constituting the board of directors shall be fixed in accordance with the bylaws of the Corporation (the “Bylaws”).

ARTICLE VI

The Corporation elects not to be subject to Sections 180.1130 to 180.1134 of the Wisconsin Business Corporation Law. Further, Section 180.1150 shall not apply to the shares of Common Stock held by the Qualified Class A Shareholder.

ARTICLE VII

The Corporation shall not enter into, or become obligated to enter into, any proposed “Major Transaction” (as defined in the Bylaws), except in accordance with Section 7.01 of the Bylaws, or any appropriate successor thereto. The shareholders of the Corporation are hereby authorized to adopt or amend a Bylaw of the Corporation that fixes a greater voting requirement for the approval of a Major Transaction than is provided by the Wisconsin Business Corporation Law.

ARTICLE VIII

Whenever and for so long as there is any share of Class A Common Stock outstanding and the Voting Trust Agreement is in effect and has not been terminated in accordance with the terms and conditions thereof, unless the board of directors of the Corporation by the affirmative vote of seventy-five percent (75%) of the directors and the holders of record of the outstanding shares of Class A Common Stock, acting as a single voting group, by the affirmative vote of at least eighty percent (80%) of the shares entitled to vote on such matter, approve such action, the Corporation shall not make any amendment to any provision of these Articles of Incorporation, including, without limitation, pursuant to a merger or consolidation of the Corporation with another corporation, which modifies, repeals, or conflicts with any provision of (i) Article IV, above, (ii) Article VII, above, (iii) this Article VIII, (iv) Article IX of the Bylaws, or any appropriate successor thereto, or (v) any Bylaw of the Corporation, or any appropriate successor thereto, expressly identified in Article IX of the Bylaws as not being subject to amendment, repeal or other modification except in accordance with such Article IX of the Bylaws, or any appropriate successor thereto.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by the Wisconsin Business Corporation Law, subject to Article VIII, above, the board of directors is expressly authorized to adopt, amend or repeal the Bylaws by the affirmative vote of directors constituting not less than a majority of the entire board of directors then in office. Subject to Article VIII, above, any amendment, adoption or repeal of the Bylaws by the shareholders of the Corporation shall require the affirmative vote of the holders of shares of stock representing at least fifty percent (50%) of the total combined voting power of all classes of then outstanding stock of the Corporation, voting together as a single voting group.

ARTICLE X

In addition to any vote of the holders of any class or series of the capital stock of this Corporation required by applicable law or these Amended and Restated Articles of Incorporation, the provisions of these Amended and Restated Articles of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the affirmative vote of the holders of at least fifty percent (50%) of the total voting power of all classes of then outstanding capital stock, voting together as a single voting group; provided, however, that this Article X shall not limit the power of the Corporation’s board of directors to adopt certain amendments to these Articles of Incorporation as permitted under the Wisconsin Business Corporation Law and any successor provisions without shareholder approval.

ARTICLE XI

No holder of any stock of the Corporation shall have any pre-emptive or subscription rights nor be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Corporation or of any additional stock issued by reason of any increase of authorized capital stock of the Corporation or other securities whether or not convertible into stock of the Corporation.

ARTICLE XII

The registered office of the Corporation is located at 3101 South Packerland Drive, Green Bay, Wisconsin 54306. The name of the Corporation’s registered agent at such address is Paul J. Kardish.

These Amended and Restated Articles of Incorporation shall become effective at                      m. on                     , 201    .

SCHNEIDER NATIONAL, INC.

Christopher B. Lofgren
President and Chief Executive Officer

Drafted by:

Dennis F. Connolly

Godfrey & Kahn, S.C.

833 East Michigan Street, Suite 1800

Milwaukee, Wisconsin 53202

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